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                                                                    Exhibit 21.1



                LIST OF SUBSIDIARIES OF ARBOR HEALTH CARE COMPANY



Adult Services Unlimited, Inc.

Alternacare Plus Enterprises, Inc.

Arbors at Ft. Wayne, Inc.

Arbors at Toledo, Inc.

Arbors East, Inc.

Bay Geriatric Pharmacy, Inc.

The Druggist, Inc.

Health Poconos, Inc.

Home Care Pharmacy, Inc. of Florida

Marshall Properties, Inc.

Poly-Stat Computer Applications, Inc.

Poly-Stat Supply Corporation